Exhibit 99.2

NEWS
1300 Main Street, P.O. Box 130 • Atchison, Kansas 66002-0130	RELEASE
913.367.1480 • 800.255.0302 • Fax 913.367.0192
www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ

Contact:	Steve Pickman
913-367-1480

FOR IMMEDIATE RELEASE:  MGP INGREDIENTS ANNOUNCES PLANS FOR DISTILLERY IMPROVEMENTS AT ILLINOIS PLANT

ATCHISON, Kan., March 16, 2006—The Board of Directors of MGP Ingredients, Inc. (Nasdaq/MGPI) has approved plans for an $11.1 million capital project that is expected to improve production efficiencies and fulfill air emission control requirements at the company’s Pekin, Ill., distillery.

The project will involve the purchase and installation of a new dryer system for the manufacture of distillers feed, the principal by-product of the alcohol production process. The new dryer system has been under consideration for some time and is expected to result in cost savings related to energy usage and maintenance needs. It also will permit the Company to meet Environmental Protection Agency requirements in a recently filed consent decree. The company chose the dryer over less costly alternatives because of the improved plant efficiencies it is expected to provide.

“Essentially, we will be replacing older, less efficient equipment with a state-of-the-art system that should provide us with multiple benefits and a relatively quick payback on our investment,” said Ladd Seaberg, president and chief executive officer.

Randy Schrick, vice president of manufacturing and engineering, added that “We should realize solid cost savings over the long-term depending on variations in future natural gas prices and anticipated reductions in distillery maintenance and repair costs.”  The new equipment should also “enable us to better optimize our fixed assets while strengthening our ability to meet needs in the marketplace,” he said.

Work on the dryer project is expected to commence this summer and be completed by the fall of 2007. As previously announced, a similar improvement to distillery operations as the company’s Atchison plant was completed this past fall.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. These include specialty proteins and starches for use in food and non-food applications, and food grade and fuel grade alcohol. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan., that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

###